Exhibit 99.1

Bruker BioSciences Announces Preliminary First Quarter

Results; Full Earnings Release Planned for May 4, 2004

Billerica, Massachusetts  –  April 21, 2004  –  Bruker BioSciences Corporation (NASDAQ: BRKR) today announced preliminary financial results for the first quarter which ended on March 31, 2004.  For the first quarter of 2004, the Company expects revenue to be between $68.0 million and $69.0 million, and fully diluted earnings per share to be approximately $0.01, both within the Company's previous first quarter guidance.  In accordance with its March 2, 2004 press release, the Company continues to expect revenue of $290 to $300 million and adjusted EPS of $0.07 to $0.09 per diluted share for the full year 2004, based upon strength in bookings and backlog.

Bruker BioSciences plans to release its complete first quarter 2004 financial results on Tuesday, May 4, 2004 after the market closes.  The Company will host an operator-assisted earnings conference call at 8 a.m. Eastern Daylight Time the following morning, on Wednesday, May 5.  To listen to the webcast, investors can go to www.bruker-biosciences.com and click on the live web broadcast symbol.  The webcast will be available through the Company web site for 30 days.

Investors can also listen and participate on the telephone in the US and Canada by calling 888-339-2688, or 617-847-3007 outside the US and Canada.  Investors should refer to the Bruker BioSciences Quarterly Earnings Call.  A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and then entering replay pass code 19810944.

ABOUT BRUKER BIOSCIENCES

Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker Daltonics Inc. and Bruker AXS Inc. Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry. Bruker AXS is a leading developer and provider of life science and advanced materials research tools based on X-ray technology.  For more information, please visit www.bruker-biosciences.com.

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2003, our most recent quarterly reports on Form 10-Q and our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements.

Contact:	Michael Willett, Investor and Public Relations
Tel: (978) 663-3660
Email: ir@bruker-biosciences.com